UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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The Deal Pipeline published the following article, which became available online on October 23, 2009:

Proxy firms side with Steel Partners in Adaptec fight

by Anthony Noto

Updated 03:49 PM, Oct-23-2009 ET

New York hedge fund Steel Partners Ltd. got some heavy reinforcements in its battle to force Adaptec Inc. to sell its assets when two major proxy advisory firms expressed their dissatisfaction with the direction the data storage company and its management are heading.

Both RiskMetrics Group Inc. and Proxy Governance Inc. support Steel Partners’ request that Adaptec CEO Sundi Sundaresh be removed because, as RiskMetrics put it in an Oct. 22 report, “dissidents have made a valid case for greater management and board oversight.”

Through a series of letters, filed with the Securities and Exchange Commission, minority Adaptec shareholder Steel Partners has stated that it not only wants Sundaresh removed, but is also pushing the Milpitas, Calif., company to sell its assets.

For its part, Adaptec has been busy trying to rally others around its contention that Steel Partners, which holds 11% of Adaptec’s common stock, has no viable plan for the company, distorts Sundaresh’s accomplishments and has engaged in “counterproductive behavior in the boardroom.”

RiskMetrics and Proxy Governance join Steel Partners and another Adaptec shareholder, Arcadia Capital Advisors LLC, in their discontent over Sundaresh’s and legacy director Robert Loarie’s “horrendous track record of stockholder value destruction.”

In an Oct. 1 filing with the SEC, Steel Partners contends that Adaptec’s net revenue has declined 70% to about $114.8 million for the 2009 fiscal year ended Sept. 30, compared to $344 million for the same period in 2006.

Steel Partners also blamed Adaptec’s directors for diminishing the shareholder’s influence by “blocking the democratic process,” adding that it “will not sit idly by and allow the minority directors to be kicked to the curb.”

Earlier this month, Arcadia, which owns less than 5% of Adaptec’s stock, wrote a letter to Adaptec’s board requesting it reorganize under new leadership, protect existing cash and initiate a stock repurchase program.

But Adaptec waited for the RiskMetrics and Proxy Governance actions to fire back at the dissenters, noting in a response on Thursday that it’s puzzled by the recommendations.

“The bottom line for stockholders concerned about the value of their investment should be this: they can choose between a [b]oard majority and a CEO who have track records of exploring all options objectively—and of preserving capital and developing a strategic path toward significant value creation—or they can choose a desperate hedge fund with a dismal recent investment track record that offers no path toward value creation but proposes only steps that could leave Adaptec without competent technology management and subject to disposition at fire-sale prices,” said Douglas E. Van Houweling, the chairman of Adaptec’s governance and nominating committee, in a statement.

If Sundaresh and Loarie were to resign, two of Adaptec’s nine board seats would be vacant. Three seats are already held by Steel Partners.

One proxy advisor in Adaptec’s corner is Glass, Lewis & Co., which released a report Oct. 12 recommending that “stockholders reject all of the proposals solicited by Steel Partners II LP,” the Steel Partners subsidiary that owns the Adaptec stake, and not sell the company at this time.

The Adaptec board has agreed to evaluate all options, and has stated it wishes to increase shareholder value, even hiring an investment adviser to review the possibility of a sale, but that was earlier this year. The name of the adviser has not been disclosed, and the process has bogged down because of Adaptec’s fear of an asset fire sale.

Adaptec contends that Steel Partners favors a fire sale, but a spokesman for the hedge fund denied that. “Of course we don’t want to conduct a fire sale of assets,” he said.

Adaptec directors earlier this year also asked shareholders not to respond to Steel Partners solicitations, because “just as Adaptec is gaining momentum... Steel Partners II LP, wants to relinquish this hard-won progress,” according to SEC filings.

Adaptec in an Oct. 21 announcement said it expects to see a net cash balance of $382 million at the end of the first quarter in 2010, which would be a $142 million improvement over the first quarter balance in 2006.

According to an Adaptec spokesman, Steel Partners wants to sell all of Adaptec’s assets and use the proceeds to acquire a bank.

“Adaptec’s priority would be to continue the turnaround,” he added.

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